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                                                                  EXHIBIT (a)(4)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                               ENGLE HOMES, INC.
                                       AT
                              $19.10 NET PER SHARE
                                       BY
                            HELIOS ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                          TECHNICAL OLYMPIC USA, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 17, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                October 20, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been engaged by Helios Acquisition Corp., a Florida corporation (the "Purchaser") and a wholly owned subsidiary of Technical Olympic USA, Inc., a Delaware corporation ("Technical Olympic"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Engle Homes, Inc., a Florida corporation (the "Company"), at $19.10 per Share, net to the seller in cash, without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase dated October 20, 2000 (as amended or supplemented from time to time, the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer").

     Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

     Enclosed herewith are the following documents:

          1. The Offer to Purchase dated October 20, 2000;

          2. The letter to shareholders of the Company from the Chairman of the Board, President and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

          3. The Letter of Transmittal to be used by shareholders of the Company in accepting the Offer;

          4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. The Notice of Guaranteed Delivery with respect to Shares;

          6. The Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. A return envelope addressed to Wilmington Trust Company, the Depositary.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF THE COMPANY THAT REPRESENTS AT LEAST A MAJORITY OF THE TOTAL ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS AS OF THE DATE SUCH SHARES ARE PURCHASED PURSUANT TO THE OFFER (THE "MINIMUM CONDITION") AND THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS DESCRIBED IN SECTION 12 OF THIS OFFER TO PURCHASE. THE OFFER IS NOT CONDITIONED ON THE PURCHASER OBTAINING FINANCING.
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     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER
AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 17, 2000, UNLESS THE OFFER IS EXTENDED.

     The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 12, 2000, by and among the Company, Technical Olympic and the Purchaser. The Merger Agreement provides that, among other things, following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger"). Pursuant to the Merger Agreement, each issued and outstanding Share (other than Shares owned by the Company, Technical Olympic or the Purchaser or Shares that are held by shareholders exercising dissenters' rights under Florida law, if available) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash, without interest thereon, equal to the price paid for each Share pursuant to the Offer.

     The Board of Directors of the Company has unanimously determined that each of the Merger Agreement, the Offer, and the Merger are fair to, and in the best interests of, the shareholders of the Company, has approved the Merger Agreement, the Offer, the Merger, and the Shareholders Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, and recommends that Company shareholders accept the Offer, tender their Shares, and approve and adopt the Merger Agreement.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by Wilmington Trust Company (the "Depositary") of (1) certificates for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (2) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (3) any other documents required by such Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT PURSUANT TO THE OFFER.

     Neither Technical Olympic nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager, as disclosed in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     Questions, requests for assistance and requests for additional copies of the enclosed materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                            Very truly yours,

                                            BANC OF AMERICA SECURITIES LLC

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON AS AN AGENT OF TECHNICAL OLYMPIC, THE PURCHASER, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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